News Release

NUCOR REPORTS RESULTS FOR FIRST NINE MONTHS AND THIRD QUARTER OF 2007

CHARLOTTE, NORTH CAROLINA, October 18, 2007 - Nucor Corporation (NYSE: NUE) announced today consolidated net earnings for the first nine months of 2007 of $1.11 billion ($3.68 per diluted share), a decrease of 18% from net earnings of $1.35 billion ($4.34 per diluted share) in last year’s first nine months.

Consolidated net earnings of $381.2 million ($1.29 per diluted share) in this year’s third quarter increased 11% from the $344.9 million ($1.14 per diluted share) earned in the second quarter of 2007 and decreased 27% compared with $521.6 million ($1.70 per diluted share) earned in the third quarter of 2006.

In the first nine months of 2007, Nucor’s consolidated net sales increased 8% to $12.20 billion, compared with $11.28 billion in last year’s first nine months. Average sales price per ton increased 8% while total tons shipped to outside customers remained flat compared to the first nine months of 2006.

In the third quarter of 2007, Nucor’s consolidated net sales increased 8% to $4.26 billion, compared with $3.93 billion in the third quarter of 2006 and increased 2% compared with $4.17 billion in the second quarter of 2007. Average sales price per ton increased 5% from the third quarter of 2006 and decreased 1% from the second quarter of 2007. Total tons shipped to outside customers were 5,771,000 tons in the third quarter of 2007, an increase of 3% over the third quarter of 2006 and an increase of 3% over the second quarter of 2007.

The average scrap and scrap substitute cost per ton used increased 11% from $247 in the first nine months of 2006 to $275 in the first nine months of 2007, increased 8% from $257 in the third quarter of 2006 to $277 in the third quarter of 2007, and decreased 5% from $291 in the second quarter of 2007.

Nucor incurred a charge to value inventories using the last-in, first-out (LIFO) method of accounting of $102.0 million in the first nine months of 2007, compared with a charge of $45.0 million in the first nine months of 2006. In the third quarter of 2007, the LIFO charge was $11.0 million, compared with a charge of $20.5 million in the third quarter of 2006 and a charge of $66.5 million in the second quarter of 2007.

In the steel mills segment, steel production decreased 5% to 16,503,000 tons in the first nine months of 2007, compared with 17,318,000 tons produced in the first nine months of 2006.

Total steel shipments decreased 4% to 16,663,000 tons in the first nine months of 2007, compared with 17,286,000 tons in last year’s first nine months. Steel shipments to outside customers decreased 5% to 15,157,000 tons in the first nine months of 2007, compared with 15,936,000 tons in last year’s first nine months.

In the steel products segment, steel joist production during the first nine months of 2007 decreased to 409,000 tons, compared with 433,000 tons in the first nine months of 2006. Steel deck sales increased to 355,000 tons in the first nine months of 2007, compared with 284,000 tons in last year's first nine months. Cold finished steel sales increased to 322,000 tons compared to 261,000 tons in the first nine months of 2006. Sales of fabricated concrete reinforcing steel were 385,000 tons from the acquisition date of Harris Steel Group Inc. near the end of the first quarter of 2007 through the end of the third quarter (approximately six months).

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211
Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR FIRST NINE MONTHS AND THIRD QUARTER OF 2007 (Continued)

In September, Nucor’s board of directors declared a supplemental dividend of $0.50 per share in addition to the $0.11 per share base dividend. The total dividend of $0.61 per share is payable on November 9, 2007 to stockholders of record on September 28, 2007. Nucor began paying a supplemental dividend in the second quarter of 2005, allowing stockholders to participate in our successful pay-for-performance business model.

During the third quarter, Nucor repurchased approximately 11.6 million shares of its common stock at a cost of approximately $599.8 million, completing the previous repurchase authorization. During the first nine months, Nucor repurchased approximately 14.1 million shares at a cost of about $754.0 million. In September, the board of directors approved the repurchase of up to an additional 30 million shares of common stock, all of which remain available for repurchase.

In the third quarter, Nucor completed the acquisition of three downstream companies: Magnatrax Corporation, LMP Steel & Wire and Consolidated Rebar, Inc. (acquired through Nucor’s wholly owned subsidiary, Harris Steel Inc.). These acquisitions enhance Nucor’s product diversification and are part of the execution of Nucor’s strategy for profitable downstream growth.

In addition, Nucor announced two acquisitions in September that are expected to close in the fourth quarter. Nucor has entered into an agreement to acquire substantially all the assets of Nelson Steel, Inc., a producer of wire mesh and related products, with capacity of approximately 80,000 tons. Nucor’s wholly owned subsidiary, Harris Steel Inc., has entered into an agreement with Barker Steel Company, Inc. to form a new entity that combines the two companies’ rebar fabrication operations in the northeastern U.S. market. Harris will contribute two facilities located in Pennsylvania and Massachusetts, as well as cash, for a 90% equity interest in the new venture. In exchange for a 10% interest in the venture, Barker will contribute its eight northeastern U.S. facilities located in New York, New Hampshire, Connecticut, New Jersey, Massachusetts (3) and Rhode Island. The Barker facilities have total rebar fabrication capacity of approximately 218,000 tons. With the completion of the Barker joint venture, Harris Steel’s annual rebar fabrication capacity will exceed 1 million tons.

We expect that the fourth quarter of 2007 will be another good quarter with earnings in the range of $1.10 to $1.20 per diluted share. We expect continued strength in bar, beam, plate and many of our downstream businesses. Market conditions for sheet are slowly improving with more balance between customer inventories and demand. We are also finally seeing a significant drop in imports, which has helped bring these inventories back into balance. Fourth quarter shipments will be impacted by the usual seasonal and holiday factors, including scheduled shut-downs at many of our facilities for regular maintenance. The biggest risks to our forecast for the fourth quarter and 2008 remain any further weakening in the economy and any significant reversal of the recent decreases in import levels.

Nucor and affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; light gauge steel framing; steel grating and expanded metal; and wire and wire mesh. Nucor is North America's largest recycler.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211
Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR FIRST NINE MONTHS AND THIRD QUARTER OF 2007 (Continued)

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (2) market demand for steel products; (3) energy costs and availability; (4) competitive pressure on sales and pricing, including pressure from imports and substitute materials; and (5) capital investments and their impact on our performance. These and other factors are outlined in Nucor’s regulatory filings with the Securities and Exchange Commission, including those in Nucor’s December 31, 2006 Annual Report on Form 10-K. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor’s conference call in which management will discuss Nucor’s third quarter results on October 18, 2007 at 2:00 p.m. eastern time. The conference call will be available over the Internet at www.nucor.com, under Investor Relations.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211
Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR FIRST NINE MONTHS AND THIRD QUARTER OF 2007 (Continued)

Unaudited figures are as follows:

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except per share data)

	Nine Months (39 Weeks) Ended		Three Months (13 Weeks) Ended
	Sept. 29, 2007	Sept. 30, 2006 As Adjusted	Sept. 29, 2007	Sept. 30, 2006 As Adjusted

NET SALES	$12,196,216	$11,282,680	$4,259,221	$3,931,233

COSTS, EXPENSES AND OTHER:
Cost of products sold	9,844,763	8,628,748	3,449,260	2,920,782
Marketing, administrative and
other expenses	430,605	450,266	145,470	160,464
Interest (income) expense, net	(607)	(25,753)	3,576	(10,433)
Minority interests	214,653	147,568	76,494	58,660
	10,489,414	9,200,829	3,674,800	3,129,473

EARNINGS BEFORE
INCOME TAXES	1,706,802	2,081,851	584,421	801,760
Provision for income taxes	599,701	730,173	203,199	280,124
NET EARNINGS	$1,107,101	$1,351,678	$381,222	$521,636

NET EARNINGS PER SHARE:
Basic	$3.71	$4.38	$1.30	$1.71
Diluted	$3.68	$4.34	$1.29	$1.70

AVERAGE SHARES OUTSTANDING:
Basic	298,468	308,569	293,096	304,835
Diluted	300,600	311,420	295,019	307,553

(On January 1, 2007, Nucor adopted FASB Staff Position AUG AIR-1, “Accounting for Planned Major Maintenance Activities,” which eliminates the method that Nucor had previously used of accruing in advance for planned major maintenance activities. In accordance with this position statement, Nucor now uses the deferral method of accounting for such maintenance activities. The prior periods have been adjusted to reflect the effects of applying this new accounting principle.)

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211
Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR FIRST NINE MONTHS AND THIRD QUARTER OF 2007 (Continued)

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	Sept. 29, 2007	Dec. 31, 2006 As Adjusted
Assets
CURRENT ASSETS:
Cash and cash equivalents	$272,256	$785,651
Short-term investments	-	1,410,633
Accounts receivable, net	1,629,682	1,067,322
Inventories	1,604,580	1,141,194
Other current assets	256,905	278,265

Total current assets	3,763,423	4,683,065

PROPERTY, PLANT AND EQUIPMENT, NET	3,101,981	2,856,415

GOODWILL	812,220	143,265

OTHER INTANGIBLE ASSETS, NET	471,944	5,015

OTHER ASSETS	150,675	205,258

TOTAL ASSETS	$8,300,243	$7,893,018

Liabilities and stockholders' equity
CURRENT LIABILITIES:
Short-term debt	$22,265	$-
Accounts payable	784,329	516,640
Salaries, wages and related accruals	419,096	455,051
Accrued expenses and other current liabilities	442,218	450,226
Total current liabilities	1,667,908	1,421,917
LONG-TERM DEBT DUE AFTER ONE YEAR	922,300	922,300
DEFERRED CREDITS AND OTHER LIABILITIES	591,173	448,084
MINORITY INTERESTS	230,278	243,366

STOCKHOLDERS' EQUITY:
Common stock	149,277	149,006
Additional paid-in capital	244,249	195,543
Retained earnings	6,433,374	5,840,067
Accumulated other comprehensive income	139,599	4,470
	6,966,499	6,189,086
Treasury stock	(2,077,915)	(1,331,735)
Total stockholders' equity	4,888,584	4,857,351
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$8,300,243	$7,893,018

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211
Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR FIRST NINE MONTHS AND THIRD QUARTER OF 2007 (Continued)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Nine Months (39 Weeks) Ended
	Sept. 29, 2007	Sept. 30, 2006 As Adjusted

Operating activities:
Net earnings	$1,107,101	$1,351,678
Adjustments:
Depreciation	298,280	273,678
Amortization	15,437	1,333
Stock-based compensation	33,875	30,200
Deferred income taxes	(91,191)	(43,038)
Minority interests	214,651	147,554
Settlement of natural gas hedges	(13,207)	(3,668)
Changes in (exclusive of acquisitions):
Accounts receivable	(239,401)	(214,474)
Inventories	(128,436)	(181,482)
Accounts payable	167,549	157,668
Federal income taxes	71,598	106,955
Salaries, wages and related accruals	(54,430)	57,869
Other	8,857	6,149
Cash provided by operating activities	1,390,683	1,690,422

Investing activities:
Capital expenditures	(330,586)	(240,175)
Sale of interest in affiliate	29,500	-
Investment in affiliates	(27,913)	(34,241)
Disposition of plant and equipment	804	1,978
Acquisitions (net of cash acquired)	(1,410,677)	(43,879)
Purchases of short-term investments	(276,945)	(803,253)
Proceeds from sales of short-term investments	1,687,578	271,675
Proceeds from currency derivative contracts	517,241	-
Settlement of currency derivative contracts	(511,394)	-

Cash used in investing activities	(322,392)	(847,895)

Financing activities:
Net change in short-term debt	(66,461)	-
Repayment of long-term debt	-	(1,250)
Issuance of common stock	10,430	46,373
Excess tax benefits from stock-based compensation	9,500	12,200
Distributions to minority interests	(231,520)	(151,411)
Cash dividends	(549,606)	(395,793)
Acquisition of treasury stock	(754,029)	(500,199)

Cash used in financing activities	(1,581,686)	(990,080)

Decrease in cash and cash equivalents	(513,395)	(147,553)

Cash and cash equivalents - beginning of year	785,651	980,150

Cash and cash equivalents - end of nine months	$272,256	$832,597

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211
Phone 704-366-7000 Fax 704-362-4208 www.nucor.com